DT INDUSTRIES, INC.
                      DIRECTORS' DEFERRED COMPENSATION PLAN


1. Purpose. The purpose of the DT Industries Directors' Deferred Compensation Plan (the "Plan") is to provide non-employee Directors of DT Industries, Inc. (the "Company") the opportunity to defer receipt of compensation earned as a Director to a date following termination of such service. The provision of such an opportunity is designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgement can contribute to the Company's well being.

2.   Effective Date. The original effective date of the Plan is January 1, 1999.

3. Eligibility. Each Director of the Company who is not also an Employee of the Company or any related Company shall participate in the Plan.

4. Deferred Compensation Account. A deferred compensation account shall be established for each Director who is a participant in the Plan.

5. Amount of Deferral. Each participant shall (effective January 1, 1999) be required to defer receipt of Ten Thousand Dollars ($10,000) of his/her annual retainer fee for serving on the Board of Directors (the "Mandatory Deferral"). In addition, a participant may elect to defer receipt of all or a specified part of any remaining compensation payable to the participant for serving on the Board of Directors or for serving on committees of the Board of Directors of the Company (the "Elective Deferral"). An amount equal to all deferred compensation will be credited to the participants' deferred compensation account as the first business day of January, April, July and October while this Plan is in effect (the "Payment Date").

6.   Deferred Compensation Account - Hypothetical Investment Options

     (a) All Mandatory Deferrals shall be credited to the participant's deferred compensation account, converted into equivalent units of DT Industries, Inc. Common Stock ("Company Stock") and adjusted as if the compensation deferred had been invested in Company Stock as of the Payment Date, until the date of final payment pursuant to Section 9 hereof ("Company Stock Equivalent Units"). Elective Deferrals shall be credited to the participant's deferred compensation account and converted into such combination of Company Stock Equivalent Units and other hypothetical investment alternatives made available to the Company's employees under its 401(k) plan as selected by the participant from time to time.

     (b) The number of Company Stock Equivalent Units shall be determined by dividing the amount of the compensation to be converted into Company Stock Equivalent Units by the closing price of the


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          Company  Stock on the  Payment  Date,  as  reported by the Wall Street
          Journal.

          The number of Company Stock Equivalent Units included in a participant's deferred compensation account, and the value of other hypothetical investment alternatives selected by the participant, shall be adjusted to reflect dividends and the value of such account shall be adjusted to reflect increases or decreases in market value which would have resulted had funds equal to the balance of participant's deferred compensation account had been invested in Company Stock or other hypothetical investment alternatives, as the case may be.

     (c) With respect to Company Stock Equivalent Units in a deferred compensation account, the Company shall credit such account on each dividend payment date declared with respect to the Company's Stock, a number of Company Stock Equivalent Units equal to: (i) the product of
          (y) the dividend per share of the Company's Stock which is payable as of the dividend payment date, multiplied by (z) the number of Company Stock Equivalent Units credited to such account as of the applicable dividend record date, divided by (ii) the closing market price of the Company Stock on the dividend payment date as reported by the Wall Street Journal. Fractional Company Stock Equivalent Units will be computed to three decimal places and shall be carried forward, and fractional dividend equivalent units shall be payable thereon.

7. Time of Election of Deferral. Except as to Mandatory Deferrals, which shall at all times be held in Company Stock Equivalent Units, a participant may change (i) the amount of compensation deferred and/or (ii) the option elected under Section 6 with respect to his/her account and deferrals for subsequent years, once annually in December by completing forms provided by the Company for that purpose. Any such change shall become effective on January 1 of the following year. If a participant elects to change his/her investment options available under Section 6, the participant's account shall be valued as of December 31 with that value being entered into his/her account under the new investment options as of the following January 1 (except if such change is to Company Stock Equivalent Units, the first trading day following such January 1 shall be used).

8. Value of Deferred Compensation Account. The value of each participant's deferred compensation account shall, as the case may be, include compensation deferred, any adjustments for dividends, and increases or decreases in the market value of Company Stock and the participant's hypothetical investment selections, pursuant to the election made under
     Section 6 or as otherwise required under the Plan. If the Company Stock does not trade on any date a calculation of Common Stock Equivalent Units is to be made under the Plan, the next preceding date on which such stock was traded shall be utilized.

9. Payment of Deferred Compensation. Upon a participant's completion of service as a member of the Board of Directors (the "Completion Date"), each participant (or in the event of the participant's death, the named beneficiary or


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     his/her  estate)  shall be  entitled  to  receive in cash in a lump sum the value of his/her deferred compensation account as of the Completion Date, unless such participant has elected, pursuant to the provisions of Section 10 below, to further defer payment of his/her deferred compensation account beyond such Completion Date. Company Stock Equivalent Units shall be valued at the closing market price of the Company's Stock on such date as reported
     by  the  Wall  Street   Journal.   No  withdrawal  may  be  made  from  the
     participant's deferred compensation account prior to the Completion Date. The value of a participant's deferred compensation account shall, subject to any further election made pursuant to Section 10 below, be paid as soon as practicable following the Completion Date or death.

10. Further Deferral Election. In addition to the deferral elections referred to above, a participant may also elect (in the manner provided for below) to continue to defer the receipt of his/her deferred compensation account beyond his/her Completion Date. The value of a participant's account on his/her Completion Date may be deferred for up to 10 taxable years following such Completion Date. If installments are elected, the first installment payment may be made immediately at the Completion Date or be deferred for up to 10 taxable years. Installment payments will be made annually (in the manner described below) in approximately equal amounts (i.e. the balance of the account). The minimum number of installments is two and the maximum number is 10 provided, however, that all payments shall be made within ten (10) years of the Completion Date. A participant may elect to defer up to 100% of the value of his/her account at the Completion Date; or any percentage increment less than that. All deferred or installment payments shall be made in cash. The following additional rules shall apply:

     (a) Immediate Lump Sum Payment. The participant will receive the full value of his/her account in the calendar month of his/her Completion Date.

     (b) Deferred Lump Sum Payment. The participant will receive the full value of his/her account on or about January 15 of the year he/she elects to receive payment in.

     (c) Immediate Commencement of Installments. The participant will receive the first installment in the calendar month of his/her Completion Date. All subsequent installments on or about January 15 of each year.

     (d) Deferred Commencement of Installments. The participant will receive the first and all subsequent installments on or about January 15 of each year.

     (e) In the event of death of a participant, the Company will make payments in full of the balance of an account, as soon as administratively practical in a single lump sum payment to the designated beneficiary or his/her estate.

     (f) In making any payment due on or about January 15, the value of a participant's account on the first trading day of such month shall be utilized. Deferred compensation account values shall be frozen as of the


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          Completion  Date.  An election by a  participant  to defer  payment or elect installments of all or a part of his/her deferred compensation account beyond the Completion Date must be made no later than twelve
          (12) months prior to such Completion Date. Any such election may be revised or revoked up to twelve (12) months prior to such Completion Date; after such time any election may not be revoked or otherwise revised.

11. Designation of Beneficiary. Each participant may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom payments of a participant's deferred compensation account are to be made if a participant dies prior to the receipt of payment of such account. A beneficiary designation will be effective only if the signed form is filed with the Secretary of the Company while the participant is alive and will cancel all beneficiary designation forms filed earlier. If a participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the participant or before complete payment of the deferred compensation account, such account shall be paid to the estate of the last to die of the participant and designated beneficiaries as soon as practicable after such death.

12. Participant's Rights Unsecured. The right of any participant to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in any deferred compensation account or any other asset in trust with the Company for the benefit of an participant or beneficiary. The Company may insure the lives of participants to protect itself from inordinate costs in the operation of the Plan. The Company will select the insurance carrier and will be the sole applicant, owner and beneficiary of these policies. Furthermore, the Company may establish a "rabbi trust" for the purpose of protecting benefit payments from the Plan. In such event, the trust will be the owner and beneficiary of any insurance policies covering the lives of participants.

13. Statement of Account. A statement will be sent to participants as soon as practical following the end of each fiscal quarter as to the value of his/her deferred compensation account as of the last day of such fiscal quarter.

14. Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

15. Administration of the Plan. the Plan shall be administered by a Committee comprised of the employee members of the Company's Board of Directors. The Committee shall act by vote or written consent of a majority of its members.


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16.  Amendment  or  Termination  of Plan.  This Plan at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant's accruals in his deferred compensation accounts.

17. Governing Law. This Plan shall be governed by and construed in accordance with the Laws of the State of Missouri.







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